Exhibit 10.36

FY10 Management Incentive Plan

The FY10 Management Incentive Plan (the “Plan”) applies to employees of Accelrys for achievement of Objectives as defined in this plan. The plan is designed to support the growth and profitability of the organization.

Definitions

The Plan:	The FY Management Incentive Plan.

The Company:	Refers to Accelrys Inc. and its affiliates, including Accelrys Ltd, Accelrys SARL, Accelrys GmbH, Accelrys KK.

Plan Participant:	A regular employee of the Company in the following levels: CEO, Vice President, Director and eligible members of the Marketing organization; who are not already participating in an alternative commission or incentive plan and is employed by the Company prior to the completion of Q4 FY10.

Orders Bookings:	The aggregate of completed customer purchase orders approved and accepted by the Company as binding commitments to purchase its product and/or services.

Non-GAAP Operating Income:	Earnings before Interest and Taxes, excluding certain GAAP items as detailed by the Company in its filings

Eligibility & Applicability

To be eligible for participation in the Plan, a Plan Participant must be regular employee of the company:

Plan participants who are partial year employees must be employed by the Company prior to the completion of Q4 of the fiscal year in order to receive a pro rated payment under the plan for FY10.

Term

This plan is effective for the period ending March 31, 2010.

Plan Structure

Each Plan Participant is eligible to earn a target incentive equal to a percentage of base salary.

Earnings under the Plan result from successful performance against a combination of two Financial Metrics (Orders Bookings and non-GAAP Operating Income Targets) and against Individual Performance Objectives.

The Financial Metrics Component of the plan is weighted as follows:

•	Orders Bookings Target = 50% of eligible amount

•	Non-GAAP operating income Target = 50% of eligible amount

Specific participation in the plan is accordance with the following:

Vice President-level Participants: funding achievement under the Plan is tied to the two Financial Metrics (non-GAAP operating income and Orders Bookings Target) upon which 80% of target bonus is earned. The remaining 20% of target bonus is subject to individual performance objectives and may be awarded at the sole discretion of Accelrys’ CEO.

Director-level Plan Participants: 50% of funding achievement under the Plan is tied to the two Financial Metrics (non-GAAP operating income and Orders Bookings Target) upon which 50% of target bonus is earned. The remaining 50% of target bonus is subject to individual performance objectives and may be awarded at the sole discretion of Accelrys’ CEO.

Marketing Organization Plan Participants: 50% of funding achievement under the Plan is tied to the two Financial Metrics (non-GAAP operating income and Orders Bookings Target) upon which 50% of target bonus is earned. The remaining 50% of target bonus is subject to individual performance objectives which may be awarded at the sole discretion of Accelrys’ CEO and which will include a minimum of 50% of the individual component tied to the orders of the participant’s product area or region.

The plan provides eligible participants with the opportunity to earn from 0% to 200% of target incentive.

Payment Schedule

Incentives shall be earned for the applicable fiscal year and shall be paid in the quarter that follows the year in which the incentives are earned.

Payments under this plan are contingent upon signature on the Acknowledgement (provided at the end of this plan) signifying acceptance of the plan terms. To be eligible for an award pursuant to this plan, a Plan Participant must remain employed continuously in good standing with the Company during fiscal year 2010. In addition, a Plan Participant who becomes eligible for participation following the effective date of the Plan and remains employed continuously in good standing with the Company during fiscal year 2010 will receive payment against achievement under the plan on a pro-rata basis.

General Provisions

A Plan Participant shall not assign nor give any part of an incentive to any agent, customer or representative of the customer, or any other person, as an inducement in obtaining an order. Unless expressly approved in advance by the CEO of the Company, a Plan Participant shall not accept any compensation from third parties related to sales of third party products or services made by the Company.

In the event that any Plan Participant compensated in accordance with this plan owes any sum of money to the Company, including without limitation draw payments, charge backs, and travel advances, the Company shall have the right at any time to offset such obligations against the employee’s base salary, commissions, or bonuses.

The Company reserves the right without advance notice to:

1.	Accept, reject, or cancel any order;

2.	Make any adjustments or revisions to incentive rates, quotas, salaries, or any other matters pertaining to this Plan; and

3.	Resolve, in its sole and absolute discretion, any matters of interpretation under the Plan and matters not covered by the provisions of the Plan.

4.	Modify or terminate this Plan at any time.

The contents of this Plan are Company Proprietary and Confidential, and are not to be disclosed by any Plan Participant to any person who is not an employee of the Company. Any legal action brought concerning this Plan shall be brought only in the state or federal courts of the country in which the Plan Participant is employed and both parties submit to venue and jurisdiction in these courts. This Plan contains the entire agreement of the parties with respect to the matters addressed herein, and supersedes all other representations, statements and understandings concerning this subject matter.

Acknowledgement

I hereby acknowledge that I have received, read, and accepted the FY10 Management Incentive Plan and agree to be bound by its terms.

Signature:

DATE

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